TRANSFER AGREEMENT

                  THIS TRANSFER AGREEMENT (the "Transfer Agreement"), dated as of July 31, 1998, is by and between Prometheus Southeast Retail LLC, a Delaware limited liability company ("Assignor"), and Prometheus Southeast Retail Trust, a Maryland real estate investment company ("Assignee").

                  WHEREAS, Assignor owns (i) 2,350,000 shares (the "Purchased Shares") of common stock, par value $.01 per share (the "FAC Common Shares"), of FAC Realty Trust, Inc. ("FAC") and (ii) the Contingent Value Rights (as defined in the Contingent Value Right Agreement, dated as of February 24, 1998 (the "Contingent Value Right Agreement"), by and between Assignor and Assignee, the "Contingent Value Rights" and, together with the Purchased Shares, the "Assets");

                  WHEREAS, Assignor possesses rights and obligations under (i) the Amended and Restated Stock Purchase Agreement, dated as of March 24, 1998 (the "Stock Purchase Agreement"), by and between Assignor and Assignee, (ii) the Contingent Value Right Agreement, (iii) the Registration Rights Agreement, dated as of February 24, 1998 (the "Registration Rights Agreement"), by and between Assignor and Assignee and (iv) the Stockholders Agreement, dated as of February 24, 1998, by and between Assignor and Assignee (the "Stockholders Agreement" and, together with the Stock Purchase Agreement, the Contingent Value Right Agreement and the Registration Rights Agreement, the "Transaction Documents");

                  WHEREAS, (A) Assignor wishes to transfer and assign to Assignee (i) Assignor's right, title and interest in and to the Assets and (ii) Assignor's right, title and interest in and to, and all obligations under, the Transaction Documents (the "Transaction Document Rights"), and (B) Assignee wishes to accept the transfer and assignment of (i) the Assets and (ii) the Transaction Document Rights.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Transfer Agreement and other good and valuable consideration the existence, sufficiency and receipt of which are hereby acknowledged, the parties covenant and agree as follows:


         1. Assignment and Transfer. Concurrently with the execution and delivery of this Transfer Agreement, (A) Assignor shall (i) deliver to Assignee the stock certificates listed on Schedule 1 hereto, representing the Purchased Shares, with stock powers attached thereto duly endorsed in blank, thereby transferring to Assignee the

                  Purchased Shares, including all of the rights and obligations attendant thereto, and (ii) hereby assign, grant, bargain, sell, convey and transfer to Assignee the Contingent Value Rights and all of the Transaction Document Rights, and (B) Assignee shall accept such assignment and transfer of (i) the Assets, including all of the rights and obligations attendant thereto, and (ii) all of the Transaction Document Rights and to discharge each and every obligation of Assignor under the Transaction Documents.

         2. Consideration. In consideration for the assignment and transfer by Assignor to Assignee of the Assets and the Transaction Document Rights, (i) Assignee shall issue to Assignor 100,000 shares of the common shares of beneficial interest, par value $.01 per share (the "Common Shares"), of Assignee and (ii) Assignor shall accept such Common Shares.

         3. Further Assurances. Assignor hereby agrees to take all acts and to execute all documents as Assignee may reasonably request to fully carry out and effectuate the transactions contemplated by this Transfer Agreement.

         4. Counterparts. This Transfer Agreement may be executed in two counterparts, each of which shall be deemed an original for all purposes but both of which together shall constitute one and the same instrument.

         5. Governing Law. This Transfer Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law rules.

         6. Amendments. This Transfer Agreement may not be amended, altered, modified or revoked without the prior written consent of both parties.

         7. Headings. All headings in this Transfer Agreement are inserted only for convenience and ease of reference and shall not be considered in the construction and interpretation of any provision hereof.


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

                  IN WITNESS WHEREOF, the parties have caused this Transfer Agreement to be executed in one or more counterparts by their duly authorized officers as of the day and year first written above.



                        PROMETHEUS SOUTHEAST RETAIL LLC,
                        a Delaware limited liability company



                         By:  LF Strategic Realty Investor II L.P.,
                              managing member

                         By: Lazard Freres Real Estate Investors, LLC, its general partner




                         By:            /s/ Murry N. Gunty
                              ------------------------------------------
                         Name:  Murry N. Gunty
                         Title:  Principal



                         PROMETHEUS SOUTHEAST RETAIL TRUST,
                         a Maryland real estate investment trust





                         By:            /s/ Murry N. Gunty
                              ------------------------------------------
                         Name:  Murry N. Gunty
                         Title:  Vice President



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

                                   Schedule 1

                               Stock Certificates


2,350,000 shares of common stock, par value $.01 per share of FAC Realty Trust, Inc.





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